Kassam v. Flux Power Holdings, Inc., et al.
Case No. 3:25-cv-113-JO-DDL (S.D. Cal.)

SETTLEMENT TERM SHEET

1. This Term sheet sets forth all material deal points associated with the Settlement of the above-referenced class action against Flux Power Holdings, Inc. ("Flux Power"), Ronald F. Dutt, and Charles Scheiwe (collectively, "Defendants"). There will be other standard and customary terms of securities class action settlements included in a final settlement agreement. Unless and until a final settlement agreement is prepared and fully executed, this Term Sheet is intended to be a binding and enforceable agreement to settle and is admissible to prove that a settlement has been reached, and the material terms thereof.

2. The above-referenced matter is settled as a class action, contingent on Court approval, of a Settlement Class consisting of:

> All persons or entities who purchased publicly traded Flux Power common stock between November 15, 2021 and February 14, 2025, both dates inclusive ("Settlement Class Period").
>
> Excluded from the Settlement Class are: (a) persons who suffered no compensable losses; and (b) Defendants; the present and former officers, directors, or control persons of Flux Power at all relevant times; members of their immediate families and their legal representatives, heirs, successors, predecessors, or assigns; present and former parents, subsidiaries, assigns, successors, and predecessors of Flux Power; and any entity in which any of the persons excluded under this subsection (b) has or had a controlling or majority ownership interest at any time.

3. Defendants agree to pay or cause to be paid $1,750,000.00 in cash ("Settlement Amount"), to be funded into an escrow account established or identified by Plaintiffs ("Escrow Account," and the funded account is the "Settlement Fund"). There is no reversion, nor is this a claims-made settlement. If the Court does not grant final approval to the Settlement, or the Settlement otherwise does not become final or effective: (i) the parties shall revert to their litigation positions on the day of this Term Sheet, and (ii) the Settlement Amount shall be returned to Defendants (or their insurers, as applicable) plus interest earned thereon, less any taxes paid or due and less any notice or administrative expenses incurred. Lead Counsel will provide complete and accurate payment instructions and W-9 for the Settlement Fund within 5 business days from entry of a preliminary approval order. Defendants will fund the Escrow Account, or cause the Escrow Account to be funded, with the full Settlement Amount within 20 business days of the later of: (i) receiving payment instructions from Lead Counsel; or (ii) entry of the preliminary approval order.

4. Plaintiffs' Attorneys' Fees: Following the funding of the Settlement Fund in accordance with Paragraph 3 of this Term Sheet, Plaintiffs' attorneys may apply to the Court for a reasonable percentage of the Settlement Fund and reimbursement of expenses as their fee award. Plaintiffs' attorneys' fees and expenses shall be paid from the Settlement Amount within five

business days of the award by the Court, notwithstanding any appeals that may be taken, subject to the joint and several obligation of all counsel who receive any award of attorneys' fees and costs to make full refunds or repayments to the Escrow Account plus interest earned thereon if the award is lowered or the Settlement is disapproved by a final order not subject to further review. Defendants will take no position on any attorneys' fees and expense application filed by Plaintiffs or their counsel. If the amount awarded by the Court is less than the amount sought by Lead Counsel, this will not be a basis for setting aside this Settlement.

5. All costs of notice and administration of the Settlement will be paid out of the Settlement Fund, except that Flux Power shall pay the costs of providing its transfer records and CAFA notice, if any.

6. Defendants will not have any responsibility for, involvement in, or liability for the administration of the Settlement, the allocation of the Settlement proceeds, or the review of claims of Settlement Class Members. The Settlement notice and claims process shall be administered by a Claims Administrator of Lead Counsel's selection, and subject to the Court's oversight.

7. Mutual Releases and Dismissal Component: In connection with the execution of the above-referenced settlement documentation, the parties will also execute mutually agreeable releases and dismissals with prejudice of all claims at issue in the above-referenced litigation upon the Effective Date of the Settlement. The release in favor of Defendants and their related persons shall encompass all claims relating to or arising from purchases of Flux Power common stock during the Settlement Class Period.

8. Certification of Settlement Class for settlement purposes: Plaintiff will move for certification of the Settlement Class, pursuant to Federal Rule of Civil Procedure 23, and, for settlement purposes only, Defendants will not object to certification of the action as a class action. The Settlement contemplated herein shall be conditioned on the Court's certification of the Settlement Class. If the Settlement does not obtain final approval, the parties agree that the Settlement Class shall be decertified without prejudice, and that the parties shall revert to their pre-Settlement positions.

9. Termination Provision: The Settlement will include a right to opt out of the Settlement Class. The Parties will enter into a separate confidential supplemental agreement providing the right for Flux Power to terminate the settlement in the event that Settlement Class members who represent a number of shares to be agreed upon, reflecting at least 5% of the Flux Power common stock shares that would otherwise constitute damaged shares in the Settlement, timely and validly opt out of the Settlement.

10. Upcoming Case Deadlines: The parties agree that all upcoming deadlines in the above-referenced action are stayed and the parties will jointly provide notice of the settlement to the Court as soon as practicable. All motions, discovery, and other deadlines unrelated to settlement in the case will be stayed until a final settlement agreement is filed with the Court.

11. Settlement Documentation Component: The parties will document the Settlement within reasonable time of executing this Term Sheet, not to exceed 45 days of executing this Term Sheet, unless the parties otherwise mutually agree to extend that time.

12. Plan of Allocation: The Plan of Allocation governing distribution of the Settlement Fund shall be determined by Plaintiffs, subject to Court approval. The effectiveness of the Settlement shall not be contingent upon the approval of any particular Plan of Allocation.

13. Dispute Resolution and ADR Component: If any disputes arise out of the finalization of the settlement agreement or the Settlement itself, before the filing of the final settlement agreement with the court, those disputes will be resolved by Bob Meyer first by way of expedited telephonic mediation and, if unsuccessful, then by way of final, binding, non-appealable resolution. The United States District Court for the Southern District of California shall retain jurisdiction to resolve other disputes arising under or in connection with the settlement.

14. The Settlement shall provide that Defendants continue to deny liability and that the Settlement shall not constitute an admission of liability.

15. Governing Law: This Term Sheet and the settlement agreement shall be governed by the laws of the State of California, without regard to any principles of conflicts of laws.

Dated: 7/11/2025

Phillip Kim
The Rosen Law Firm, P.A.

Lead Counsel for Plaintiffs

Dated: ____________________

Caz Hashemi
Wilson Sonsini Goodrich & Rosati, P.C.

Counsel for Defendants Flux Power Holdings, Inc. and Ronald F. Dutt

Dated: ____________________

David Aveni
Wilson Elser Moskowitz Edelman & Dicker LLP

Counsel for Defendant Charles Scheiwe